Exhibit 10.1

June 24,2011

VIA E-Mail & U. S. Mail

Andrew C. Johannesen

Dear Andrew:

I am pleased to offer you the position of Senior Vice President-Finance and Treasurer based in our Houston office located at 2105 City West Blvd., Suite 500, Houston, TX 77042. The anticipated start date for your position is to be mutually determined.

1.	Salary. $10,416.66 per semi-monthly pay period ($250,000 per year).

2.	Signing Bonus. You will receive a signing bonus of $35,000 upon commencement of your first day of employment.

3.	Stock Award. You will receive a restricted stock award with a face value of $200,000 under the Company’s 2006 Incentive Plan. The number of shares of Omega Protein common stock will be equal to 200,000 divided by the average of the Company’s common stock high and low trading prices on the NYSE on your first day of employment with the Company. The stock award will vest 100% on the third anniversary of your date of employment, and will be subject to the restrictions set forth in the Award and the 2006 lncentive Plan. Upon a Change of Control (as defined in the 2006 lncentive Plan) of the Company, all restrictions and conditions on the Award will be deemed satisfied and the vesting period will be deemed to have expired.

4.	Year-End Bonus. Commencing in 2011, you will be eligible to receive a year- end cash bonus to be determined by the Company.

5.	Benefits. All benefits will be in accordance with Company policies, plans and procedures including but not limited to:

A.	Health insurance under the Company’s health care plan.

B.	Dental insurance under the Company’s health care plan.

C.	Life insurance contingent upon your enrollment in the health insurance benefit program.

D.	Disability insurance under the Company insurance program.

2105 City West Boulevard, Suite 500 • Houston, Texas 77042-2838 • Telephone (713) 623-0060 • Fax (713) 940-6122

E.	Participation in the Company’s 401 (k) Plan, with the benefit of a Company matching contribution.

F.	Vacation of 4 weeks per year.

6.	Drug Test and Background Check. This offer is conditioned on your passing a routine drug test and in accordance with Company policy and the Company’s satisfactory review of a background check on you.

7.	Employee Confidentiality, Assignment of lnventions and Non-compete Agreement. Enclosed is a copy of the Omega Protein Employee Confidentiality, Assignment of lnventions and Non-compete Agreement. The offer is also conditional on our mutual execution of this Agreement.

Any other benefits are covered in the Omega Employee Handbook and/or Administrative Manual and are subject to Company policy.

As you know, this letter does not serve as an employment contract. Employment is for no fixed duration and may be terminated by either party at any time for any reason.

By executing and returning this letter, you are also confirming that you are not subject to any non-competition agreement, non-solicitation agreement or other restrictive covenant from your current employer or any other party.

If you agree with the terms and conditions of this offer and confirm the above paragraph, I would appreciate your signing the enclosed copy of the letter in the space below and returning it to me by email or by fax at 713-940-6122.

Sincerely,

/s/ Bret Scholtes
Bret Scholtes

AGREED and ACCEPTED:

/s/ Andrew Johannesen	Date:	6/24/11